                                   Colorado Secretary of State
Document processing fee                     Date and Time: 08/14/2006 12:44 PM
If document is filed on paper        $125.00  Id Number: 19981062918
If document is filed electronically   $ 25.00  Document number: 20061332713
Fees & forms/cover sheets
are subject to change.
To file electronically, access instructions
for this form/cover sheet and other
information or print copies of filed
documents, visit www.sos.state.co.us
and select Business Center.
Paper documents must be typewritten or machine printed.   ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:      19981062918

1. Entity name:    CanWest Petroleum Corporation
                  (If changing the name of the corporation, indicate name BEFORE the name change)
2. New Entity name:
(if applicable)   ______________________________________________________

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true   “bank” or “trust” or any derivative thereof
name of an entity, trade name or trademark   “credit union” “savings and loan”
stated in this document, mark the applicable   “insurance”, “casualty”, “mutual”, or “surety”
box):

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration
as amended is less than perpetual, state
the date on which the period of duration
expires:         _____________________
(mm/dd/yyyy)
OR
If the corporation’s period of duration as amended is perpetual, mark this box:

7. (Optional) Delayed effective date:  _____________________
(mm/dd/yyyy)
Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the
individual(s) causing the document
to be delivered for filing:

Villecco ___________ Tracy_________ ______________ _____
 (Last)    (First)    (Middle)    (Suffix)

 6400 S. Fiddlers Green Circle_________________________
(Street name and number or Post Office information)
 Suite 1000____________________________________________

 Greenwood Village__   CO     80111
(City)    (State) (Postal/Zip Code)

_______________________ United States
(Province - if applicable) (Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box and include an attachment stating the name and address of such individuals.)

Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

NOTICE:
This "image" is merely a display of information that was filed electronically. It is not an image that was created by optically scanning a paper document.
No such paper document was filed. Consequently, no copy of a paper document is available regarding this document.
Questions? Contact the Business Division. For contact information, please visit the Secretary of State's web site.

Click the following links to view attachments

Attachment 1
Certificate of Designation

ARTICLES OF AMENDMENT WITH
CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS OF
SERIES B PREFERRED STOCK
of
CANWEST PETROLEUM CORPORATION

CanWest Petroleum Corporation, a corporation organized and existing under the Colorado Business Corporation Act (the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation on August 11, 2006 as required by Section 7-106-102 of the Colorado Business Corporation Act:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Corporation’s Articles of Incorporation and Section 7-106-102 of the Colorado Business Corporation Act, the Board hereby amends the Corporation’s Articles of Incorporation to create a series of Preferred Stock, par value $0.001 per share, (the “Preferred Stock”) and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series B Preferred Stock:

Section 1. Designation and Amount. The shares of such series, par value $.001 per share, shall be designated as “Series B Preferred Stock” and the number of shares constituting such series shall be one.

Section 2. Dividends and Distributions. Except as provided in Section 4, no dividends or distributions shall be payable to the holder of the Series B Preferred Stock.

Section 3. Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:

(A) Each share of Series B Preferred Stock shall entitle the holder thereof to a number of votes that is equal to the number of votes determined in accordance with the following calculation on all matters submitted to a vote of the stockholders of the Corporation. The number of votes to which each share of Series B Preferred Stock shall entitle the holder thereof at any relevant date (which date shall be the applicable record date with respect to such matter if a record date is set) shall be equal to the number of exchangeable shares (the "Exchangeable Shares") of Oilsands Quest Inc., an Alberta corporation, that are issued and outstanding on such date and held by holders other than the Corporation and its affiliates (within the meaning of the term "affiliates" in the Business Corporations Act (Alberta)) ("Affiliates"),

(B) Except as otherwise provided by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(C) Except as set forth herein, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.Liquidation, Dissolution or Winding Up. The holders of shares of Series B Preferred Stock shall have the following rights:

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $1.00 per share, (the “Series B Liquidation Preference”). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of Series B Preferred Stock..

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series B Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

Section 5. Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Stock shall not lose their rights, preferences and limitations as provided in this Certificate of Designation.

Section 7. Redemption. From and after the first time after the date on which the first Exchangeable Shares are issued, that there are no longer outstanding any Exchangeable Shares (other than Exchangeable Shares owned by the Corporation or any Affiliate of the Corporation) and there are not shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Shares to any person (other than the Corporation or any Affiliate of the Corporation), the share of Series B Preferred Stock shall no longer be entitled to vote on any matter involving the Corporation or on any matter presented for a vote to the holders of any of the stock of the Corporation, and shall automatically be redeemed for $1.00, and upon such redemption or other purchase or acquisition of the Series B Preferred Stock by the Corporation the share of Series B Preferred Stock shall be deemed retired and cancelled..

Section 8. Ranking. Notwithstanding anything contained herein to the contrary, the Series B Preferred Stock shall rank senior to all other series of the Corporation’s Preferred Stock as to voting rights and the distribution of assets in liquidation, unless the terms of any such series shall provide otherwise.

Section 9. Amendment. After any shares of Series B Preferred Stock are outstanding, this Certificate of Designation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class. Prior to the issuance of any shares of Series B Preferred Stock the Board of Directors may amend this Certificate of Designation by majority vote.